EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FOURTH QUARTER AND
FISCAL 2014 OPERATING RESULTS

Milwaukee, WI - December 17, 2014 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and fiscal 2014 results.

Fourth Quarter Summary

•	Bookings $783 million, down 27 percent from a year ago

•	Service bookings $648 million, down 9 percent from a year ago

•	Net sales $1.1 billion, down 4 percent from a year ago

•	Earnings per diluted share $1.38, compared to $0.25 a year ago

•	Adjusted earnings per diluted share $1.25, compared to $1.11 a year ago

•	Cash provided by continuing operations $65 million; $75 million used for share repurchases

Full Year 2014 Summary

•	Bookings $3.6 billion, down 8 percent from a year ago

•	Service bookings $2.6 billion, increased 2 percent from a year ago

•	Net sales $3.8 billion, down 25 percent from a year ago

•	Earnings per diluted share $3.28, compared to $4.99 a year ago

•	Adjusted earnings per diluted share $3.29, compared to $5.83 a year ago

•	Cash provided by continuing operations $363 million; $269 million used for share repurchases; increased dividend

Fourth Quarter and Full Year Operating Results

"The Joy Global team executed very well and delivered full-year results in line with expectations in what was one of the more challenging years in the company’s recent history," said Ted Doheny, President and Chief Executive Officer. "While difficult commodity market conditions persisted across the year, our team remained focused on improving the company’s cost position and responding to our customer’s requirements with superior service.  For the year, the company exceeded its cost reduction target and grew service bookings by 2 percent.  In addition, with solid cash flow, the company raised its dividend for the first time in five years, repurchased 4.7 million shares and advanced its growth strategy by expanding into underground hard rock mining with the acquisition of Mining Technologies International Inc. (MTI)."

"We look forward to 2015 as an opportunity to further drive our strategies and expand our service business. We remain committed to optimizing our global manufacturing footprint and controlling costs. We are responding faster to our customers as lead times have been reduced. Achieving this balance is critical for our business and will make us more efficient, responsive, and competitive when market conditions improve. While 2015 will be another challenging year, we are confident in our ability to deliver results, generate cash and continue to allocate our capital resources in a disciplined manner that will create long-term value for our shareholders."

Bookings - (in millions)
	Quarter Ended
	October 31, 2014	October 25, 2013	% Change
Segment:
Underground	$404.4	$629.6	(36)%
Surface	401.5	475.1	(15)%
Eliminations	(23.4)	(28.6)
Total Bookings by Segment	$782.5	$1,076.1	(27)%

Product:
Service	$647.8	$711.5	(9)%
Original Equipment	134.7	364.6	(63)%
Total Bookings by Product	$782.5	$1,076.1	(27)%

Consolidated bookings in the fourth quarter totaled $783 million, a decrease of 27 percent versus the fourth quarter of last year. Original equipment orders decreased 63 percent while service orders decreased 9 percent compared to the prior year. Current quarter bookings were reduced by $38 million from the impact of foreign currency exchange movements versus the year ago period, a $20 million decrease for original equipment and an $18 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 24 percent compared to the fourth quarter of last year, with original equipment orders down 58 percent and service orders down 6 percent.

Bookings for underground mining machinery decreased 36 percent in comparison to the fourth quarter of last year. Original equipment orders decreased 69 percent compared to the prior year, largely due to a longwall system booked in Australia in the prior year. Original equipment orders decreased in all regions, with the exception of Africa. Service orders decreased 14 percent compared to the prior year with decreases in Eurasia and Australia, in particular, more than offsetting a modest increase in North America. The year over year decrease in Australia was primarily related to service revenue associated with the prior year longwall system booking. Orders for underground mining machinery were reduced by $30 million from the impact of foreign currency exchange compared to the fourth quarter of last year.

Bookings for surface mining equipment decreased 15 percent in comparison to the fourth quarter of last year. Original equipment orders decreased 51 percent compared to the prior year. Original equipment orders increased in North America but were more than offset by reductions in all other regions. Service orders decreased 3 percent compared to the prior year, with increases in Latin America and Africa offset by reductions in all other regions. Orders for surface mining equipment were reduced by $8 million from the impact of foreign currency exchange compared to the fourth quarter of last year.

Backlog at the end of the fourth quarter was $1.3 billion, compared to $1.5 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	October 31, 2014	October 25, 2013	% Change
Segment:
Underground	$612.8	$696.3	(12)%
Surface	563.6	535.5	5%
Eliminations	(42.8)	(50.0)
Total Net Sales by Segment	$1,133.6	$1,181.8	(4)%

Product:
Service	$743.2	$696.5	7%
Original Equipment	390.4	485.3	(20)%
Total Net Sales by Product	$1,133.6	$1,181.8	(4)%

Consolidated net sales totaled $1.1 billion, a 4 percent decrease versus the fourth quarter of last year. Original equipment sales decreased 20 percent while service sales increased 7 percent compared to the prior year. Current quarter net sales were reduced by $18 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 3 percent compared to the fourth quarter of last year.

Net sales for underground mining machinery decreased 12 percent in comparison to the fourth quarter of last year. Original equipment sales decreased 26 percent compared to the prior year, with decreases in all regions except Eurasia. Service sales increased 1 percent compared to the prior year, with increases in North America and Africa partially offset by decreases in all other regions.

Net sales for surface mining equipment increased 5 percent in comparison to the fourth quarter of last year. Original equipment sales decreased 8 percent compared to the prior year, with increases in Latin America, Australia and China more than offset with declines in all other regions. Service sales increased 12 percent compared to the prior year, with increases in all regions except Africa.

Operating Profit - (in millions)
	Quarter Ended
	October 31, 2014	October 25, 2013	Return on Sales
			2014	2013
Underground	$104.8	$121.1	17.1%	17.4%
Surface	120.4	99.1	21.4%	18.5%
Corporate Expenses	(13.2)	(14.1)
Eliminations	(15.4)	(13.4)
Subtotal, Before Unusual Items	196.6	192.7	17.3%	16.3%
Restructuring charges	(8.2)	(18.5)
Acquisition costs	(0.3)	—
Trade name impairment	—	(155.2)
Excess purchase accounting	(1.2)	—
Acquisition settlement	—	13.5
Legal settlement	—	15.0
Total Operating Profit	$186.9	$47.5	16.5%	4.0%

Operating profit for the fourth quarter of fiscal 2014 totaled $187 million, compared to $48 million in the fourth quarter of fiscal 2013. Excluding unusual items in both periods, operating profit for the fourth quarter of fiscal 2014 totaled $197 million, compared to $193 million in the fourth quarter of fiscal 2013, and return on sales was 17.3 percent for the fourth quarter of fiscal 2014, compared to 16.3 percent in the fourth quarter of fiscal 2013. The increase in operating profit, before unusual items in both periods, was due to higher service volumes, favorable manufacturing cost absorption and savings from the company's cost reduction program, partially offset by lower original equipment volumes and increased incentive compensation expense.

Restructuring activities continued in the current quarter to optimize the company's manufacturing footprint and to better align its overall cost structure with anticipated demand.

In the fourth quarter of fiscal 2013, the company reviewed its brand portfolio and developed a strategy to increase the visibility of its core brands in furtherance of the One Joy Global initiative. During this review the company determined that the indefinite life assumption was no longer appropriate for most of its previously acquired trademarks. As a result, a non-cash impairment charge of $155.2 million was recorded in the fourth quarter of fiscal 2013, of which $130.2 million was recorded by the underground segment and $25.0 million was recorded by the surface segment.

Other income in the fourth quarter of fiscal 2013 also included $28 million for the settlement of two legal claims.

Adjusted Earnings Per Share Reconciliation
	Quarter Ended
	October 31, 2014		October 25, 2013
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$186.9		$47.5
Interest expense, net	12.8		13.6
Income tax expense	37.2		7.1
Income from continuing operations	136.9	$1.38	26.8	$0.25
Add:
Restructuring charges, net of tax	6.1	0.06	12.8	0.12
Acquisition costs, net of tax	0.2	—	—	—
Excess purchase accounting, net of tax	0.9	0.01	—	—
Trade name impairment, net of tax	—	—	103.0	0.98
Deduct:
Acquisition settlement, net of tax	—	—	(13.5)	(0.13)
Legal settlement, net of tax	—	—	(9.6)	(0.09)
Net discrete tax benefits	(20.0)	(0.20)	(1.7)	(0.02)
Income from continuing operations before unusual items and acquisition activities	$124.1	$1.25	$117.8	$1.11

Fully diluted earnings per share for the fourth quarter of fiscal 2014 totaled $1.38, compared to $0.25 in the fourth quarter of fiscal 2013. Excluding unusual items and net discrete tax benefits in both periods, fully diluted earnings per share for the fourth quarter of fiscal 2014 totaled $1.25, compared to $1.11 in the fourth quarter of fiscal 2013.

The effective income tax rate was 21.3 percent for the fourth quarter of fiscal 2014, compared to 21.0 percent in the fourth quarter of fiscal 2013. Excluding unusual items, acquisition activities and discrete tax benefits in both periods, the effective income tax rate was 32.5 percent and 34.3 percent in the fourth quarter of fiscal 2014 and 2013, respectively, with the difference driven primarily by the change in mix of geographic earnings. The discrete tax benefits in the fourth quarter were primarily attributable to favorable income tax audit settlements and the release of certain reserves for which the statute of limitations had expired.

Cash provided by continuing operations was $65 million for the fourth quarter of fiscal 2014, compared to $195 million provided by continuing operations in the fourth quarter of fiscal 2013. The decrease in cash from continuing operations during the fourth quarter was primarily due to the change in trade working capital in the fourth quarter of 2014 compared to the prior year period. The use of cash for trade working capital in the fourth quarter of fiscal 2014 was due to the timing of certain receivable collections moving into fiscal 2015 related to strong fourth quarter 2014 shipments and a decline in advance payments from lower original equipment bookings.

Capital expenditures were $22 million in the fourth quarter of fiscal 2014, compared to $36 million in the fourth quarter of fiscal 2013.

During the fourth quarter, the company repurchased approximately 1.2 million shares of its common stock for $75 million. During the fourth quarter of fiscal 2013, the company repurchased approximately 4.1 million shares of its common stock for $214 million.

Full Year Operating Results

Bookings - (in millions)
	Year Ended
	October 31, 2014	October 25, 2013	% Change
Segment:
Underground	$1,836.6	$2,301.1	(20)%
Surface	1,918.0	1,779.8	8%
Eliminations	(140.6)	(156.0)
Total Bookings by Segment	$3,614.0	$3,924.9	(8)%

Product:
Service	$2,594.2	$2,547.1	2%
Original Equipment	1,019.8	1,377.8	(26)%
Total Bookings by Product	$3,614.0	$3,924.9	(8)%

Consolidated bookings in fiscal 2014 totaled $3.6 billion, a decrease of 8 percent versus last year. Original equipment orders decreased 26 percent and service orders increased 2 percent compared to the prior year. Current year bookings were reduced by $115 million from the impact of foreign currency exchange movements when compared to the prior year, a $31 million decrease for original equipment and an $84 million decrease for service bookings. When adjusting for foreign currency exchange, orders were down 5 percent compared to last year, with original equipment orders down 24 percent and service orders up 5 percent.

Bookings for underground mining machinery decreased 20 percent in comparison to last year. Original equipment orders decreased 45 percent compared to the prior year. Original equipment orders increased in Eurasia with declines in all other regions. Service orders decreased 1 percent compared to the prior year with increases in North America and China more than offset by all other regions. Orders for underground mining machinery were reduced by $79 million from the impact of foreign currency exchange compared to last year.

Bookings for surface mining equipment increased 8 percent in comparison to last year. Original equipment orders increased 18 percent compared to the prior year. Original equipment orders increased in all regions except Africa and Eurasia. Service orders increased 4 percent compared to the prior year, with increases in North America, Latin America and Africa partially offset by reductions in all other regions. Orders for surface mining equipment were reduced by $36 million from the impact of foreign currency exchange compared to last year.

Net Sales - (in millions)
	Year Ended
	October 31, 2014	October 25, 2013	% Change
Segment:
Underground	$2,078.9	$2,691.0	(23)%
Surface	1,843.1	2,494.7	(26)%
Eliminations	(143.7)	(173.0)
Total Net Sales by Segment	$3,778.3	$5,012.7	(25)%

Product:
Service	$2,591.2	$2,758.3	(6)%
Original Equipment	1,187.1	2,254.4	(47)%
Total Net Sales by Product	$3,778.3	$5,012.7	(25)%

Consolidated net sales totaled $3.8 billion, a 25 percent decrease versus last year. Original equipment sales decreased 47 percent and service sales decreased 6 percent compared to the prior year. Current year net sales were reduced by $95 million from the impact of foreign currency exchange movements versus the year ago period. When adjusting for foreign currency exchange, sales were down 23 percent compared to last year.

Net sales for underground mining machinery decreased 23 percent in comparison to last year. Original equipment sales decreased 42 percent compared to the prior year, with decreases in all regions except Eurasia. Service sales decreased 6 percent compared to the prior year, with increases in North America and Africa more than offset by decreases in all other regions.

Net sales for surface mining equipment decreased 26 percent in comparison to last year. Original equipment sales decreased 53 percent compared to the prior year, with declines in all regions. Service sales decreased 6 percent compared to the prior year, with declines in all regions except Latin America.

Operating Profit - (in millions)
	Year Ended
	October 31, 2014	October 25, 2013	Return on Sales
			2014	2013
Underground	$299.9	$513.0	14.4%	19.1%
Surface	339.4	559.4	18.4%	22.4%
Corporate Expenses	(47.2)	(53.5)
Eliminations	(43.5)	(45.2)
Subtotal, Before Unusual Items	548.6	973.7	14.5%	19.4%
Restructuring charges	(21.6)	(28.5)
Pension curtailment charge	(7.8)	—
Acquisition costs	(0.9)	(0.6)
Trade name impairment	—	(155.2)
Excess purchase accounting	(1.2)	3.8
Acquisition settlement	—	13.5
Legal settlement	—	15.0
Total Operating Profit	$517.1	$821.7	13.7%	16.4%

Operating profit for fiscal 2014 totaled $517 million, compared to $822 million in fiscal 2013. Excluding unusual items in both periods, operating profit for fiscal 2014 totaled $549 million, compared to $974 million in fiscal 2013, and return on sales was 14.5 percent for fiscal 2014, compared to 19.4 percent in fiscal 2013. The decrease in operating profit before unusual items, was due to lower sales volumes and lower manufacturing cost absorption partially offset by savings from the company's cost reduction programs.

Adjusted Earnings Per Share Reconciliation
	Year Ended
	October 31, 2014		October 25, 2013
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$517.1		$821.7
Interest expense, net	55.3		57.5
Income tax expense	130.8		230.2
Income from continuing operations	331.0	$3.28	534.0	$4.99
Add:
Restructuring charges, net of tax	15.6	0.15	19.7	0.18
Pension curtailment charge, net of tax	5.0	0.05	—	—
Acquisition costs, net of tax	0.7	0.01	0.4	—
Excess purchase accounting, net of tax	0.9	0.01	—	—
Trade name impairment, net of tax	—	—	103.0	0.96
Deduct:
Excess purchase accounting, net of tax	—	—	(2.9)	(0.03)
Acquisition settlement, net of tax	—	—	(13.5)	(0.13)
Legal settlement, net of tax	—	—	(9.6)	(0.09)
Net discrete tax benefits	(21.4)	(0.21)	(5.2)	(0.05)
Income from continuing operations before unusual items and acquisition activities	$331.8	$3.29	$625.9	$5.83

Fully diluted earnings per share for fiscal 2014 totaled $3.28, compared to $4.99 in fiscal 2013. Excluding unusual items in both periods, fully diluted earnings per share for fiscal 2014 totaled $3.29, compared to $5.83 in fiscal 2013.

The effective income tax rate was 28.3 percent for fiscal 2014, compared to 30.1 percent in fiscal 2013. Excluding unusual items, acquisition activities and discrete tax benefits in both periods, the effective income tax rate was 32.7 percent and 31.7 percent in fiscal 2014 and 2013, respectively. The increase in the effective tax rate for the year was primarily attributable to a change in geographical mix of earnings and a change in the net operating losses of certain foreign subsidiaries without a currently recognizable tax benefit. The discrete tax benefits in the fiscal year were primarily attributable to favorable income tax audit settlements and release of certain reserves for which the statute of limitations had expired.

Cash provided by continuing operations was $363 million for fiscal 2014, compared to $639 million in fiscal 2013. The decrease in cash provided by continuing operations during the year was primarily due to lower earnings and changes in trade working capital levels, partially offset by lower contributions to defined benefit plans.

Capital expenditures were $91 million in fiscal 2014, compared to $153 million in fiscal 2013.

During fiscal 2014, the company repurchased approximately 4.7 million shares of its common stock for $269 million. During fiscal 2013, the company repurchased approximately 4.1 million shares of its common stock for $214 million. Since inception of its share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 8.8 million shares of its common stock for $483 million, leaving $517 million available under the current Board authorization which expires in fiscal 2016.

Adjusted diluted earnings per share and adjusted operating profit before unusual items and acquisition activities are provided to present consistency within the results across the periods.

Market Outlook

During 2014, most major commodity markets served by the company remained in surplus as a slower than expected supply response was met by weakening global demand. These conditions resulted in a depressed pricing environment for most of the year that continued to influence the capital spending plans of our customers. Mining industry capital expenditures declined in 2014 for the second consecutive year, with further declines expected in 2015 as companies seek to optimize their mining portfolios to operate in a lower commodity price environment.

Since peaking during July, global economic growth has slowed in recent months as geographic and geopolitical issues have weighed on the overall global economy. Manufacturing conditions in the Eurozone slowed throughout the year weighing on economic growth, which reached 16-month lows in November. Along with this, consumer confidence in Europe has eroded and suggests the need for further policy measures to avoid a renewed contraction in economic activity. Chinese growth remains muted as the ongoing transition to a more consumer driven economy has slowed manufacturing growth. While growth in China is expected to exceed 7 percent in 2014, conditions constraining growth persist, including a cooling of the housing market, high levels of debt and a weak export market.

After one of the coldest winters on record in 2013, U.S. coal markets were poised to see a rebound in production during 2014. However, a cooler-than-normal summer, record domestic natural gas production, and reduced export opportunities reduced the U.S. coal production outlook. Production during 2014 is now expected to be flat, while coal consumption in the electric power sector should increase 2 to 3 percent. Coal inventories across the country remain 15 percent below 10-year averages and could provide a catalyst for increased production should demand pick up. Looking into 2015, U.S. coal markets will remain constrained as expected gas production growth of nearly 5 percent and depressed seaborne prices weigh on U.S. coal production, which will likely be flat with 2014.

After falling over 20 percent during 2014, seaborne thermal coal markets are expected to remain under pressure as new supply outpaces demand in 2015. The ramp-up of mine projects started during the 2011 to 2013 cycle is expected to reach a peak in 2015, before the market begins to rebalance in 2016 and beyond. Thermal coal prices are expected to average $65 per tonne in 2015 pressuring nearly 40 percent of the seaborne market.

Seaborne thermal coal markets continue to be influenced by domestic Chinese policies including import restrictions, usage bans, and production curtailments. Domestic Chinese production is down 3 percent year-to-date and likely has established a new near-term run rate of 3.5 billion tonnes of production. Over 1,800 mines in China have been closed since 2013 due to safety reasons and production inefficiencies, and further consolidation is expected to continue in 2015. The domestic Chinese market is expected to recover slowly as excess capacity is absorbed and the effects of governmental policies continue to materialize in 2015.

Similar conditions are expected in the met coal market where prices now sit at 5-year lows nearing $110 per tonne. While nearly 30 million tonnes of curtailments have been announced year-to-date, the impact of these cuts won’t be felt until 2015. Oversupplied conditions are expected to elicit further supply curtailments in 2015 before a recovery in prices begins. Further straining the market is the decelerating growth rate in global steel production. 2014 is likely to finish with global steel production increasing approximately 3 percent, before slowing to a 2 percent growth rate in 2015.

The slowdown in steel production has also impacted the global iron ore market. The seaborne iron ore market is facing nearly 200mt of new supply coming online in 2015 and 2016. Combined with the possibility of slowing demand, iron ore prices are expected to remain in the range between $70 and $85 per tonne with movements primarily driven by the reaction of marginal supply in China and elsewhere.

Despite copper prices falling over 10 percent since the beginning of the year and with current prices hovering around $3 per pound, further investment remains attractive for 90 percent of copper producers. Through the first nine months of the year, the global copper market has seen a deficit of nearly 425,000 tonnes with a full-year deficit expected at approximately 270,000 tonnes. New supply growth in 2015 is expected to move the market to a surplus of nearly 355,000 tonnes on average for the next two years. Post-2016, the copper market is expected to return to deficit as economic growth drives demand and investment in new capacity growth slows.

While global economic growth is expected to improve modestly in 2015, the rate of growth has been reduced in recent months which could exacerbate the supply rationalization process facing most major commodity markets. Multi-year low commodity prices will continue to impact customer capital expenditure decisions and drive demand for only those products and services that improve mine productivity and reduce operating cost. While a number of mines have closed over the last year, there remain many high-cost uneconomic mines that will face pressure in 2015 as the industry continues to consolidate and optimize the global portfolio of mines.

Company Outlook

"While commodity prices remain depressed with limited upside expected in 2015, we continue to focus on those things that we can control," continued Doheny. "Our focus remains on creating growth with new products and providing world class direct service and support to our customers. While service bookings contracted slightly year over year during the fourth quarter, we were encouraged with the sequential stability in the fourth quarter as compared to the third quarter and the 2 percent increase in service bookings during 2014 compared to 2013.

"Despite challenging market conditions and an environment where capital expenditure decisions are being highly scrutinized, we will continue to make the necessary investments that are required to provide world-class service to our customers. During 2014, we opened a new service center in Australia that is capable of handling both surface and underground machinery. Improving our service infrastructure near our customer's mines is important as we seek to increase the share of service work on our fleet of equipment in the field and drive our branded consumable product offerings. With our service business representing nearly 70 percent of our revenue in 2014, developing our global network of service centers will remain a priority in 2015 beginning with our Peru and Russia locations, which set to open in fiscal 2015.

"Given the market landscape for 2015, we remain committed to controlling costs and optimizing our global manufacturing footprint. The deployment of our JBS ("Joy Business System") operational excellence programs will continue in 2015 as we seek continuous improvement of all functions, service centers and manufacturing operations to better position our business for future growth.

"In addition, we will look to create growth by bringing new products, applications and systems to the market that improves our customers’ mine performance. In 2014, we booked our first high productivity low seam longwall system which is set to begin production in early 2015. Strategic investments made over the last several years have resulted in new products and systems that are enabling significant cost savings for our customers; the fully automated low seam longwall, a new heavy continuous miner linked with our exclusive flexible conveyor train for applications in potash and salt, and our new hybrid wheel loader for underground hard rock applications. These are just some examples where we will continue to focus our new product development activities and spending that will help us create growth in a down market.

"With respect to the MTI acquisition, we are encouraged by prospect activity and our ability to generate top line growth in 2015 through our global sales and service network. We will continue to drive our strategy to expand our product offering in underground hard rock mining through organic technology development and acquired growth, and believe that this strategy will deliver strong returns to shareholders over the long term.

"In 2015, we will also continue to implement our domestic China strategy of delivering customized full-systems solutions to our customers, and believe this is the right strategy for a market that is rapidly consolidating and broadly seeking to move sustainably lower on the global cost curve. We are seeing success in moving certain customers from lower technology products to higher technology, more integrated customized mining solutions. We remain committed to this strategy, and will continue to invest in our local China product and systems capability to provide a full range of mining solutions for our customers inside and outside of China.

"For fiscal year 2015, we expect consolidated revenue in the range of $3.6 billion to $3.8 billion and earnings per fully diluted share, excluding restructuring and unusual items, in the range of $3.10 to $3.50. Restructuring charges for fiscal 2015 are expected to be approximately $10 million. At the mid-point of our full year guidance, we expect modest growth in service and new products to be more than offset by lower baseline original equipment sales as a result of sequentially weaker commodity prices. As is typical in our business, our first fiscal quarter has a number of holidays that reduce production volumes. Additional pressure will be felt this year as challenging market conditions have led a number of our customers to announce their intention to take partial or full shut-downs for various periods of time during our first fiscal quarter. This combination makes our first quarter disproportionately challenging when compared to the rest of the year and our historic seasonality.

"While 2015 will again present challenges as oversupplied commodity market dynamics play out, we are focused on optimizing our business and working with our customers to deliver innovative products and system solutions that make their mining operations safer, more efficient and more profitable."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's fourth quarter and fiscal 2014 results at 11:00 a.m. EST on December 17, 2014. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call. A rebroadcast of the call will be available until the close of business on January 7, 2015 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on January 30, 2015.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks of international operations, including currency fluctuations, (ii) risks associated with general economic conditions and cyclical economic conditions affecting the global mining industry, (iii) risks associated with acquisitions, (iv) risks associated with indebtedness, (v) risks associated with the international and U.S. commodity markets for coal, copper and other materials mined by our customers, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Year Ended
	October 31, 2014	October 25, 2013	October 31, 2014	October 25, 2013

Net sales	$1,133,607	$1,181,774	$3,778,310	$5,012,697
Cost of sales	787,659	826,947	2,667,158	3,389,484
Product development, selling and administrative expenses	161,525	182,612	606,347	680,001
Intangible asset impairment charges	—	155,200	—	155,200
Other income	(2,439)	(30,522)	(12,335)	(33,649)
Operating income	186,862	47,537	517,140	821,661
Interest expense, net	12,783	13,564	55,348	57,504
Income from continuing operations before income taxes	174,079	33,973	461,792	764,157
Provision for income taxes	37,143	7,140	130,755	230,219
Income from continuing operations	136,936	26,833	331,037	533,938
Loss from discontinued operations, net of income taxes	—	—	—	(225)
Net income	$136,936	$26,833	$331,037	$533,713

Basic earnings per share:
Continuing operations	$1.39	$0.26	$3.31	$5.03
Discontinued operations	—	—	—	—
Net income	$1.39	$0.26	$3.31	$5.03
Diluted earnings per share:
Continuing operations	$1.38	$0.25	$3.28	$4.99
Discontinued operations	—	—	—	—
Net income	$1.38	$0.25	$3.28	$4.99
Dividends per share	$0.20	$0.175	$0.75	$0.70
Weighted average shares outstanding:
Basic	98,354	105,148	100,088	106,070
Diluted	99,148	106,021	100,939	106,996

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 31, 2014	October 25, 2013
ASSETS
Current assets:
Cash and cash equivalents	$270,191	$405,709
Accounts receivable, net	1,059,709	1,083,663
Inventories	1,108,308	1,139,744
Other current assets	180,151	193,328
Total current assets	2,618,359	2,822,444
Property, plant and equipment, net	892,440	912,642
Other assets:
Other intangible assets, net	319,269	331,812
Goodwill	1,516,693	1,480,519
Deferred income taxes	70,181	41,532
Other assets	180,044	200,633
Total assets	$5,596,986	$5,789,582
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$11,739	$58,669
Trade accounts payable	395,945	388,119
Employee compensation and benefits	136,911	130,555
Advance payments and progress billings	285,939	399,768
Accrued warranties	67,272	85,732
Other accrued liabilities	265,600	286,063
Current liabilities of discontinued operations	11,582	11,684
Total current liabilities	1,174,988	1,360,590
Long-term obligations	1,269,541	1,256,927
Other liabilities:
Liability for postretirement benefits	19,609	20,723
Accrued pension costs	144,379	149,805
Other non-current liabilities	147,472	143,168
Total other liabilities	311,460	313,696
Shareholders' equity	2,840,997	2,858,369
Total liabilities and shareholders' equity	$5,596,986	$5,789,582

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 31, 2014	October 25, 2013	October 31, 2014	October 25, 2013
Operating Activities:
Net income	$136,936	$26,833	$331,037	$533,713
Loss from discontinued operations	—	—	—	225
Adjustments to continuing operations:
Depreciation and amortization	34,868	33,655	133,593	113,519
Intangible asset impairment charge	—	155,200	—	155,200
Contributions to defined benefit employee pension plans	(1,302)	(50,300)	(7,062)	(165,712)
Defined benefit employee pension plan expense	895	7,079	14,470	19,632
Other adjustments to continuing operations, net	(2,584)	(39,363)	(5,449)	(69,935)
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	(153,200)	45,385	61,247	206,914
Inventories	87,023	129,909	2,584	199,530
Trade accounts payable	37,674	(18,909)	8,233	(55,087)
Advance payments and progress billings	(103,000)	(96,834)	(106,352)	(249,752)
Other working capital items	27,809	2,743	(68,860)	(49,709)
Net cash provided by operating activities of continuing operations	65,119	195,398	363,441	638,538
Net cash provided (used) by operating activities of discontinued operations	1	(121)	(102)	(1,688)
Net cash provided by operating activities	65,120	195,277	363,339	636,850
Investing Activities:
Acquisition of businesses, net of cash acquired	2,632	—	(44,426)	—
Property, plant and equipment acquired	(22,009)	(35,509)	(91,077)	(153,418)
Proceeds from sale of property, plant and equipment	1,081	616	9,963	3,555
Other investing activities, net	142	(14)	53	(112)
Net cash used by investing activities	(18,154)	(34,907)	(125,487)	(149,975)
Financing Activities:
Common stock issued	3,157	2,114	13,346	7,575
Excess tax benefit from share-based compensation awards	(95)	56	1,632	1,728
Dividends paid	(19,611)	(18,599)	(74,945)	(74,325)
Repayments of term loan	—	(12,500)	(37,500)	(50,000)
Changes in short and other long-term obligations, net	11,552	(1,715)	2,332	(7,374)
Treasury stock purchased	(75,000)	(214,106)	(269,336)	(214,106)
Financing fees	—	—	(2,826)	—
Net cash used by financing activities	(79,997)	(244,750)	(367,297)	(336,502)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(4,820)	4,039	(6,073)	(8,537)
Increase (Decrease) in Cash and Cash Equivalents	(37,851)	(80,341)	(135,518)	141,836
Cash and Cash Equivalents at the Beginning of Period	308,042	486,050	405,709	263,873
Cash and Cash Equivalents at the End of Period	$270,191	$405,709	$270,191	$405,709

Supplemental cash flow information:
Interest paid	$15,426	$16,044	$62,103	$63,623
Income taxes paid	59,116	53,401	179,148	262,705

Depreciation and amortization by segment:
Underground	$20,001	$19,860	$74,781	$60,042
Surface	14,103	13,008	55,937	50,512
Corporate	764	787	2,875	2,965
Total depreciation and amortization	$34,868	$33,655	$133,593	$113,519

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 31, 2014	October 25, 2013	Change
Net Sales By Segment:
Underground	$612,806	$696,267	$(83,461)	(12)%
Surface	563,597	535,480	28,117	5%
Eliminations	(42,796)	(49,973)	7,177
Total Sales By Segment	$1,133,607	$1,181,774	$(48,167)	(4)%

Net Sales By Product Stream:
Service	$743,244	$696,459	$46,785	7%
Original Equipment	390,363	485,315	(94,952)	(20)%
Total Sales By Product Stream	$1,133,607	$1,181,774	$(48,167)	(4)%

Net Sales By Geography:
United States	$327,369	$357,097	$(29,728)	(8)%
Rest of World	806,238	824,677	(18,439)	(2)%
Total Sales By Geography	$1,133,607	$1,181,774	$(48,167)	(4)%

Operating Income By Segment:			% of Net Sales
Underground	$96,157	$(20,097)	15.7%	(2.9)%
Surface	118,792	66,638	21.1%	12.4%
Corporate	(12,621)	14,428
Eliminations	(15,466)	(13,432)
Total Operating Income	$186,862	$47,537	16.5%	4.0%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

	Year Ended
	October 31, 2014	October 25, 2013	Change
Net Sales By Segment:
Underground	$2,078,894	$2,691,039	$(612,145)	(23)%
Surface	1,843,104	2,494,678	(651,574)	(26)%
Eliminations	(143,688)	(173,020)	29,332
Total Sales By Segment	$3,778,310	$5,012,697	$(1,234,387)	(25)%

Net Sales By Product Stream:
Service	$2,591,247	$2,758,297	$(167,050)	(6)%
Original Equipment	1,187,063	2,254,400	(1,067,337)	(47)%
Total Sales By Product Stream	$3,778,310	$5,012,697	$(1,234,387)	(25)%

Net Sales By Geography:
United States	$1,164,917	$1,408,182	$(243,265)	(17)%
Rest of World	2,613,393	3,604,515	(991,122)	(27)%
Total Sales By Geography	$3,778,310	$5,012,697	$(1,234,387)	(25)%

Operating Income By Segment:			% of Net Sales
Underground	$273,930	$367,233	13.2%	13.6%
Surface	334,826	525,314	18.2%	21.1%
Corporate	(48,085)	(25,652)
Eliminations	(43,531)	(45,234)
Total Operating Income	$517,140	$821,661	13.7%	16.4%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 31, 2014	October 25, 2013	Change
Bookings By Segment:
Underground	$404,392	$629,583	$(225,191)	(36)%
Surface	401,475	475,054	(73,579)	(15)%
Eliminations	(23,378)	(28,559)	5,181
Total Bookings By Segment	$782,489	$1,076,078	$(293,589)	(27)%

Bookings By Product Stream:
Service	$647,819	$711,510	$(63,691)	(9)%
Original Equipment	134,670	364,568	(229,898)	(63)%
Total Bookings By Product Stream	$782,489	$1,076,078	$(293,589)	(27)%

	Year Ended
	October 31, 2014	October 25, 2013	Change
Bookings By Segment:
Underground	$1,836,610	$2,301,059	$(464,449)	(20)%
Surface	1,917,994	1,779,827	138,167	8%
Eliminations	(140,590)	(156,019)	15,429
Total Bookings By Segment	$3,614,014	$3,924,867	$(310,853)	(8)%

Bookings By Product Stream:
Service	$2,594,231	$2,547,120	$47,111	2%
Original Equipment	1,019,783	1,377,747	(357,964)	(26)%
Total Bookings By Product Stream	$3,614,014	$3,924,867	$(310,853)	(8)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	October 31, 2014	August 1, 2014	May 2, 2014	January 31, 2014
Backlog By Segment:
Underground	$729,791	$938,205	$894,989	$924,815
Surface	629,861	791,983	744,560	587,732
Eliminations	(26,269)	(45,687)	(23,652)	(14,502)
Total Backlog By Segment	$1,333,383	$1,684,501	$1,615,897	$1,498,045

Backlog By Product Stream:
Service	$559,454	$654,879	$633,252	$592,364
Original Equipment	773,929	1,029,622	982,645	905,681
Total Backlog By Product Stream	$1,333,383	$1,684,501	$1,615,897	$1,498,045

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K filing with the SEC.